SPARK ENERGY, INC. ANNOUNCES FIRST QUARTER DIVIDEND
HOUSTON, April 23, 2015 – Spark Energy, Inc. (NASDAQ: SPKE), a Delaware corporation (the "Company"), today announced that its Board of Directors has declared a quarterly cash dividend for the first quarter of 2015 in the amount of $0.3625 per share of Class A common stock. This amount represents an annualized dividend of $1.45 per share. The dividend will be paid on June 15, 2015 to holders of record of the Class A common stock on June 1, 2015.
“As we have previously stated, we expect 2015 Adjusted EBITDA to exceed our planned 2015 dividends and all required distributions and tax payments,” said Nathan Kroeker, Spark Energy, Inc.’s President and Chief Executive Officer. “We are very pleased with our first quarter results which reflect the underlying strength of the business to support the dividend. Management does not anticipate any changes to the dividend policy in 2015.”
About Spark Energy, Inc.
Spark Energy, Inc. is an established and growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 16 states and serves 46 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.

Contact: Spark Energy, Inc.
Investors:
Andy Davis, 832-200-3727

Media:
Jenn Korell, 281-833-4151

Spark Energy, Inc. - Confidential    1    Draft 20150421v1